Arch, MobileMedia Announce Expiration Date for Rights Offerings

PR News Wire via Dow Jones

  WESTBOROUGH, Mass., and FORT LEE, N.J., April 13 /PRNewswire/ -- In conjunction with their pending merger, Arch Communications Group, Inc. (Nasdaq:
APGR) and MobileMedia Corporation today announced that an expiration date of May 14, 1999 (5:00 p.m. New York City time) has been established for the rights offering to MobileMedia's unsecured creditors and the rights offering to Arch's stockholders of record on January 27, 1999.

  As previously announced, the U.S. Bankruptcy Court for the District of Delaware entered an order on April 12, 1999 confirming MobileMedia's Third Amended Plan of Reorganization and clearing the way for the merger between Arch and MobileMedia, which is expected to close in early June.

  MacKenzie Partners, Inc. is the information agent for each of the rights offerings. For investors with questions pertaining to either rights offering, MacKenzie Partners may be reached at (800) 322-2885.

  MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and wireless messaging services in the United States, offering local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. Additional information on MobileMedia, which offers its service under the MobileComm brand name, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobilComm, Inc. of Cincinnati, Ohio.

  Arch Communications Group, Inc., Westborough, MA, is the third largest paging company in the United States with more than four million units-in- service. Founded in 1986, it provides narrowband wireless messaging services, principally paging, to subscribers nationwide. Arch's 2,600 employees operate from approximately 175 offices and Company-owned stores throughout the Country. Additional information on Arch is available on the Internet at www.arch.com.

  Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's most recent Annual Report on Form 10-K. Although Arch believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from its expectations include the challenges of integrating the businesses of Arch and MobileMedia, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward- looking statements represent the best judgment of the Company as of the date of this release. Arch disclaims any intent or obligation to update any forward-looking statements.

  /CONTACT: Bob Lougee of Arch Communications, 508-870-6771 or Krista Grossman, 201-969-4959 or Lynne Burns, 201-969-4999, both of MobileMedia/ 14:03 EDT

9461 04/13/99 14:03 EDT HT
:TICKER: APGR MBLQE
Copyright (c) 1999 PR Newswire
Received by NewsEDGE/LAN: 4/13/99 2:18 PM